UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.                     )

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NxSTAGE MEDICAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NxSTAGE MEDICAL, INC.

439 South Union Street, 5th Floor

Lawrence, Massachusetts 01843

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 24, 2012

To our stockholders:

We invite you to our 2012 Annual Meeting of Stockholders, which will be held at the Lanam Club at 260 North Main Street, Andover, Massachusetts on Thursday, May 24, 2012 at 10:00 a.m., local time. At the annual meeting, stockholders will consider and act upon the following matters:

1. the election of nine members to our Board of Directors;

2. an advisory vote on approval of our named executive officers’ compensation;

3. the ratification of the selection by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year; and

4. the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 30, 2012, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted at the annual meeting.

By Order of the Board of Directors,

Winifred L. Swan

Secretary

Lawrence, Massachusetts

April 24, 2012

NxSTAGE MEDICAL, INC.

439 South Union Street, 5th Floor

Lawrence, Massachusetts 01843

Proxy Statement for the 2012 Annual Meeting of Stockholders

To Be Held on May 24, 2012

This proxy statement contains information about the 2012 Annual Meeting of Stockholders of NxStage Medical, Inc., including postponements and adjournments of the meeting. We are holding the annual meeting at Lanam Club at 260 North Main Street, Andover, Massachusetts, on Thursday, May 24, 2012 at 10:00 a.m., local time.

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting.

We are mailing our Annual Report to Stockholders for the year ended December 31, 2011 with these proxy materials on or about April 27, 2012

You can find our Annual Report on Form 10-K for the year ended December 31, 2011 on our website at www.nxstage.com or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may also obtain a printed copy of our Annual Report on Form 10-K, free of charge, from us by sending a written request to: Investor Relations, NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843. Exhibits will be provided upon written request and payment of appropriate processing fees.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON May 24, 2012.

The Notice of Annual Meeting of Stockholders, Proxy Statement and 2011 Annual Report to Stockholders are available at http://ir.nxstage.com/annual-proxy.cfm.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. Who can vote at the annual meeting?

A.     To be able to vote, you must have been a stockholder of record at the close of business on March 30, 2012, the record date for our annual meeting. The number of outstanding shares entitled to vote at the annual meeting is 56,149,897 shares of our common stock.

If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting.

Q. What are the voting rights of the holders of common stock?	A. Each outstanding share of our common stock will be entitled to one vote on each matter considered at the annual meeting.

Q. How do I vote?	A. If you are a record holder, meaning your shares are registered in your name, you may vote:

(1.)   Over the Internet: Go to the website of our tabulator, Computershare Investor Services, at www.investorvote.com/NXTM. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m. Eastern Time on May 23, 2012, the day before the annual meeting, for your proxy to be valid and your vote to count.

(2.)   By Telephone: Call 1-800-652-VOTE (8683) toll free from the U.S. and Canada, and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m. Eastern Time on May 23, 2012, the day before the annual meeting, for your proxy to be valid and your vote to count.

(3.)   By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Computershare must receive your proxy card not later than May 23, 2012, the day before the annual meeting, for your proxy to be valid and your vote to count.

(4.) In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1.) Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.

(2.) By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3.)   In Person at the Meeting: Contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the meeting. A broker’s proxy card is not the form of proxy card enclosed with this proxy statement. You will not be able to vote shares you hold in “street name” in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q. Can I change my vote?

A.     If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the annual meeting. To do so, you must do one of the following:

(1.)   Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.

(2.)   Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.

(3.)   Attend the annual meeting, request that your proxy be revoked and vote in person as instructed above. Attending the annual meeting will not revoke your proxy unless you specifically request it.

If your shares are held in street name, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the meeting if you obtain a broker’s proxy as described in the answer above.

Q. Will my shares be voted if I don’t return my proxy?

A.     If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or voting by ballot at the meeting. If your shares are held in “street name,” your brokerage firm may, under certain circumstances, vote your shares if you do not return your proxy. Brokerage firms can vote customers’ unvoted shares on routine matters. If you do not return a proxy to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted. Your brokerage firm cannot vote your shares on any matter that is not considered routine.

Proposals 1 and 2 are considered non-routine matters, and Proposal 3 is considered a routine matter. Accordingly, your brokerage firm cannot vote your shares with respect to Proposals 1 and 2 unless it receives your voting instructions. We encourage you to provide voting instructions to your brokerage firm by giving your proxy to them. This ensures that your shares will be voted at the annual meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

Q. How many shares must be present to hold the annual meeting?

A.     A majority of our outstanding shares of our common stock must be present at the annual meeting to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone or by completing and submitting a proxy or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or votes on at least one of the matters to be voted upon.

If a quorum is not present, we expect to adjourn the meeting until we obtain a quorum.

Q. What vote is required to approve each matter and how are votes counted?

A.     Proposal 1—Election of Directors

The nominees for directors who receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. You may:

• vote FOR any or all of the nominees; or • WITHHOLD your vote from any or all of the nominees.
Votes that are withheld will not be included in the vote tally for the election of the directors and will not affect the results of the vote.

Proposal 2—An Advisory Vote On Approval of Our Named Executive Officers’ Compensation

To approve Proposal 2, stockholders holding a majority of the shares of our common stock present or represented by proxy at the meeting and voting on the matter must vote FOR the proposal. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the matter. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although the vote on approval of our named executive officers’ compensation is non-binding, the Compensation Committee of the Board of Directors is expected to take the voting results into account when considering future executive compensation actions.

Proposal 3—Ratification of Selection of Independent Registered Public Accounting Firm

To approve Proposal 3, stockholders holding a majority of the shares of our common stock present or represented by proxy at the meeting and voting on the matter must vote FOR the proposal. If you vote to ABSTAIN on Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the matter. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.

Q: Are there other matters to be voted on at the annual meeting?

A.     We do not know of any other matters that may come before the meeting other than the election of directors, the advisory vote on our named executive officers’ compensation, and the ratification of the selection of our independent registered public accounting firm. If any other matters are properly presented at the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting results?	A. We expect to report the voting results on a Form 8-K within four business days of the 2012 Annual Meeting.

Q. Who will bear the costs of soliciting proxies?

A.     We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, and facsimile and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 30, 2012, or such later date as indicated below, with respect to the beneficial ownership of our common stock by:

•

each person whom we know beneficially owns more than 5% of the outstanding shares of our common stock. This information is as reported by such persons in their Schedule 13G filings with the Securities and Exchange Commission, or the “SEC”;

•	each of our directors;

•

our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for 2011, whom we refer to collectively as our “named executive officers”; and,

•	all of our directors and executive officers as a group.

The number of shares of our common stock owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also includes any shares which the individual has the right to acquire within 60 days after March 30, 2012, or May 29, 2012, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Percentage of common stock outstanding is based on 56,149,897 shares of our common stock outstanding as of March 30, 2012. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days, are deemed outstanding for the percentage ownership of the person holding such stock options but are not deemed outstanding for any other person.

Unless otherwise indicated below, the address for each person is to the care of NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843.

	Shares of
	Common Stock		Percentage
	Beneficially		of Common
Name and Address	Owned		Stock Outstanding
5% Stockholders
Wells Fargo & Company	5,615,554	(1)	10.0%
420 Montgomery Street
San Francisco, CA 94105
David S. Utterberg	4,983,283	(2)(6)	8.9%
OrbiMed Advisors, LLC	3,841,254	(3)	6.8%
767 Third Avenue
New York, New York 10017
William Blair & Co. LLC	3,323,483	(4)	5.9%
222 W. Adams
Chicago, IL 60606
Next Century Growth Investors, LLC	2,884,104	(5)	5.1%
5500 Wayzata Blvd, Suite 1275
Minneapolis, MN 55416
Directors (8)
Jeffrey H. Burbank	1,365,563	(7)	2.5%
Philippe O. Chambon	1,216,936	(7)(8)	2.2%
Daniel A. Giannini	101,451	(7)	*
Reid S. Perper	163,173	(7)	*
Craig W. Moore	133,387	(7)	*
Earl R. Lewis	76,873	(7)	*
Nancy J. Ham	19,026	(7)	*
Barry M. Straube	12,544	(7)
Other Executive Officers
Robert S. Brown	295,736	(7)	*
Michael Miller, Jr.	21,389	(7)
Winifred L. Swan	137,786	(7)	*
Joseph E. Turk, Jr	277,935	(7)	*
All directors and executive officers as a group (15 persons)	9,145,644	(9)	15.7%

*	Represents holdings of less than one percent.

(1)	This information was obtained from a Schedule 13G filed by Wells Fargo & Company (“Wells Fargo”) jointly with its affiliated entities and is as of January 31, 2012. As of January 31, 2012 Wells Fargo and their affiliated entities including Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC may be deemed to beneficially own 5,615,554 shares of common stock of the Issuer (“Shares”).

(2)	Consists of (a) 4,913,283 shares of our common stock and (b) 70,000 shares of common stock which Mr. Utterberg has the right to acquire within 60 days of March 30, 2012 upon exercise of outstanding stock options (See Notes 7 and 9 below).

(3)

This information is provided by OrbiMed Advisors LLC (“Advisors”) jointly with its affiliated entities and is as of March 31, 2012. As of March 31, 2012, Advisors and its affiliated entities may be deemed to beneficially own 3,841,254 shares of common stock of the Issuer (“Shares”), including 1,111,111 Shares issuable upon exercise of outstanding warrants and options to purchase 39,667 shares of common stock. Of this amount, OrbiMed Private Investments III, LP (“OPI III”) and OrbiMed Associates III, LP (“Associates”) hold 2,665,000 and 25,476 Shares, respectively. Advisors, pursuant to its authority as the general partner of Associates and as the managing member of OrbiMed Capital GP III LLC (“Capital”), the general partner of OPI III, may be considered to hold indirectly 2,690,476 Shares; Capital, pursuant to its authority as the general partner of OPI III, may be considered to hold indirectly 2,665,000 Shares; and Samuel D. Isaly, as the managing member of, and owner of a controlling interest in, Advisors may be considered to hold indirectly 2,690,476 Shares. OPI III may also be considered to hold warrants to purchase 1,100,629 Shares, and Associates may be considered to hold warrants to purchase 10,482 Shares. Advisors, pursuant to its authority as the general partner of Associates and as the managing member of Capital, the general partner of OPI III, may be considered to hold indirectly warrants to purchase 1,111,111 Shares; Capital, pursuant to its authority as the general partner of OPI III, may be considered to hold indirectly warrants to purchase 1,100,629 Shares; and Mr. Isaly, as the managing member of, and owner of a controlling interest in, Advisors may be considered to hold indirectly warrants to purchase 1,111,111 Shares.

(4)	This information is provided by William Blair & Co., L.L.C. (“William Blair”) as of February 29, 2012. As of February 29, 2012 William Blair may be deemed to beneficially own 3,323,483 shares of common stock.

(5)	The information for Next Century Growth Investors, LLC (“Next Century”) was obtained from a Schedule 13G filed by Next Century with the SEC reporting beneficial ownership of 2,884,104 shares of common stock of NxStage Medical, Inc as of December 31, 2011. Next Century by virtue of its investment discretion and/or voting power over client securities, which may be revoked, and Thomas L. Press and Donald M. Longlet, as a result of their positions with and ownership positions in Next Century Growth Investors, LLC, may be deemed to beneficially own these shares of common stock of NxStage Medical, Inc. Each of Next Century Growth Investors, LLC, Thomas L. Press and Donald M. Longlet disclaim beneficial ownership of the Stock except to the extent of each of their respective pecuniary interested therein, if any.

(6)	Mr. Utterberg, a greater than 5% stockholder, is also a member of our Board of Directors.

(7)	The number of shares of our common stock that each person is deemed to beneficially own includes the number of shares of our common stock which such person has the right to acquire within 60 days after March 30, 2012, upon exercise of outstanding stock options as set forth opposite his or her name:

Number of
Name	Shares
Jeffrey H. Burbank	887,680
Philippe O. Chambon	70,000
Daniel A. Giannini	56,000
Nancy J. Ham	19,026
Reid S. Perper	70,000
Barry M. Straube	12,544
David S. Utterberg	70,000
Craig W. Moore	70,000
Earl Lewis	28,000
Robert S. Brown	275,621
Michael Miller, Jr.	14,188
Winifred L. Swan	118,520
Thomas Shea	139,086
Joseph E. Turk, Jr.	194,201
Michael J. Webb	161,022

(8)

Dr. Chambon, in his capacity as a member of the investment committees of DLJCC (as defined below) and of DLJLBO (as defined below), may be deemed to beneficially own 1,216,936 shares of common stock held by various Sprout entities. Dr. Chambon disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Sprout Entrepreneurs Fund, L.P. (“Sprout Entrepreneurs”), Sprout IX Plan Investors, L.P. (“IX Plan”), and Sprout Venture Capital, L.P. (“Sprout Venture”) are Delaware limited partnerships which make investments for long term appreciation. DLJ Capital Corporation (“DLJCC”), a Delaware corporation acts as a venture capital partnership management company. DLJCC is also the general partner of Sprout Entrepreneurs and Sprout Venture. DLJCC makes all of the investment decisions on behalf of Sprout Entrepreneurs and Sprout Venture. DLJ LBO Plans Management Corporation II (“DLJLBO”), a Delaware corporation, is the general partner of IX Plan and, as such, is responsible for their day-to-day management. DLJLBO makes all of the investment decisions on behalf of IX Plan. These amounts include (i) 37,740 shares of Common Stock held directly by Sprout Venture, (ii) 4,665 shares of Common Stock held directly by Sprout Entrepreneurs, (iii) 55,607 shares of Common Stock held directly by IX Plan, and (iv) 55,611 shares of Common Stock held directly by Dr. Chambon.

(9)	Includes an aggregate of 2,185,888 shares of our common stock which all executive officers and directors have the right to acquire within 60 days after March 30, 2012 upon exercise of outstanding stock options.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors recommends a vote “FOR” the election of each of Drs. Chambon and Straube, Messrs. Burbank, Giannini, Lewis, Moore, Perper, and Utterberg, and Ms. Ham.

Our Board of Directors, or our Board, has currently set our authorized number of directors at nine, who serve one year terms, and the Board of Directors is proposing the election of nine members at the annual meeting. In July 2011, the Nominating and Governance Committee recommended, and the Board elected, Dr. Barry M. Straube, to serve as a director on our Board. Dr. Straube is the Immediate Past Chief Medical Officer for the Centers for Medicare & Medicaid Services (CMS), as well as the Immediate Past Director of the CMS Office of Clinical Standards & Quality (OCSQ). In making its recommendation to the Board, the Nominating and Governance Committee considered Dr. Straube’s expertise in healthcare, and medicine as a practicing nephrologist. The appointment of Dr. Straube to the Board brought the total number of directors on our Board to nine.

The persons named in the enclosed proxy will vote to elect as directors Jeffrey H. Burbank, Dr. Philippe O. Chambon, Daniel A. Giannini, Nancy J. Ham, Earl R. Lewis, Craig W. Moore, Reid S. Perper, Dr. Barry M. Straube, and David S. Utterberg, unless you indicate on your proxy that your shares should be withheld from one or more of these nominees. All nominees are currently members of our Board of Directors.

If elected, the nominees will hold office until our Annual Meeting of Stockholders in 2013 and until their successors are duly elected and qualified. Each of the nominees has indicated his or her willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of our common stock represented by proxies may be voted for a substitute nominee designated by our Board of Directors.

Below are the names, ages, principal occupation and business experience for at least the past five years for each member of the Board of Directors, each of whom is a nominee for election at the annual meeting. Information with respect to the number of shares of our common stock beneficially owned by each director, directly or indirectly, as of March  30, 2012 appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Director Qualifications

In considering whether to recommend any candidate for inclusion in the Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies the criteria that are set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Our Corporate Governance Guidelines also provide that director nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law and state that the value of diversity on the Board should be considered. We believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography and background. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

The biographies of each of the nominees below contains information regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he/she should serve as a director. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated strong business acumen and an ability to exercise sound judgment, as well as a commitment of service to NxStage and our Board. In addition, we value their significant experience on other company boards of directors and board committees. The following paragraphs also provide information as of the date of this proxy statement that each director has given us about his/ her age, all positions he/she holds, his/her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he/she currently serves as a director or has served as a director during the past five years.

Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.” See also “Certain Relationships and Related Transactions.” There are no family relationships among any of the directors and executive officers of NxStage.

Director Nominees

Jeffrey H. Burbank, age 49, has been our Chief Executive Officer and a director of NxStage since its inception in 1999. Prior to joining NxStage, Mr. Burbank was a founder and the Chief Executive Officer of Vasca, Inc., a medical device company that developed and marketed a blood access device for dialysis patients. He gained significant renal industry experience during his nine years at Gambro, Inc., in the Renal Division, with his last position as Director of Marketing and Advanced Technologies in 1995. Mr. Burbank received his BS in Industrial Engineering from Lehigh University. Mr. Burbank brings entrepreneurial skill, leadership, and technical and medical device experience in the renal dialysis industry to our Board.

Philippe O. Chambon, M.D., Ph.D., age 54, has served as a director of NxStage since 1998, has been Chairman of our Board of Directors since December 2004 and currently serves on our Compensation and Nominating and Corporate Governance Committees. Dr. Chambon is a Managing Director and founder of New Leaf Venture Partners, a spin-off from The Sprout Group, or Sprout. He joined Sprout in May 1995 and became a General Partner in January 1997. He invests broadly in healthcare technology companies. He also is currently on the board of ePocrates, Inc. as well as several private companies. Previously, Dr. Chambon served on the board of Auxilium Pharmaceuticals from 2003 to 2011, PharSight Corporation from 1997 to 2007 and, as Manager in the Healthcare Practice of The Boston Consulting Group from May 1993 to April 1995. From September 1987 to April 1993, he was an executive with Sandoz Pharmaceutical, where he led strategic product development, portfolio management and pre-marketing activities in his capacity as Executive Director of New Product Management. Dr. Chambon did graduate research in molecular immunology at The Pasteur Institute and earned a MD, Ph.D. from the University of Paris. He also has an MBA from Columbia University in New York. Dr. Chambon brings leadership, corporate governance, strategic, capital market and small company build-up experience, within the healthcare technology sector, to our Board.

Daniel A. Giannini, age 62, has served as a director of NxStage since October 2005 and currently serves as chair of our Audit Committee and a member of our Nominating and Corporate Governance Committee. He also serves as a director on several private and non-profit company boards. Mr. Giannini retired in June 2005, after a more than 30-year career as a Certified Public Accountant with PricewaterhouseCoopers LLP. During his last five years at PricewaterhouseCoopers LLP, Mr. Giannini served as an audit partner and led the firm’s Atlanta office’s Technology, Information, Communications and Entertainment practice. Mr. Giannini received a B.S. degree in Business Administration from LaSalle University. Mr. Giannini brings corporate governance, internal control and financial reporting experience to our Board.

Nancy J. Ham, age 50, has served as a director of NxStage since January 2011 and currently serves as a member of our Nominating and Corporate Governance Committee. Since July 2008, Ms. Ham has been the President, CEO and director of MedVentive, Inc., a leading provider of physician performance management solutions for healthcare delivery networks and payers. From 2005 to 2007 she served as President of Sentillion, Inc. Before joining Sentillion, Ms. Ham served in various executive capacities at ProxyMed, Inc., including

President and COO, and Healtheon/WebMD Corporation. Ms. Ham holds a BA in economics from Duke University and a Masters in International Business Studies (MIBS) from the University of South Carolina. Ms Ham brings in-depth healthcare IT industry experience and adds to the Board’s diversity.

Earl R. Lewis, age 68, has served as a director of NxStage since October 2008 and currently serves as a member of our Compensation Committee. Since 2000, Mr. Lewis has been the Chairman, President and CEO of Flir Systems Inc., a manufacturer of thermal imaging and infrared camera systems. Prior to 2000, he served as CEO and President at Thermo Instrument Systems, Inc. He also served Thermo in various executive capacities, including President and Chief Operating Officer, CEO and President of Thermo Optek Corp., and President of Thermo Jarrell Ash Corp. In addition to serving on the board of Flir Systems, Inc., Mr. Lewis is a member of the Board of Directors of Harvard BioScience. Previously, Mr. Lewis served on the board of American DG Energy, Inc. from 2005 to 2011. Mr. Lewis is a Trustee of Clarkson University and New Hampton School. Mr. Lewis holds a B.S. from Clarkson College of Technology and has attended post-graduate programs at the University of Buffalo, Northeastern University and Harvard University. Mr. Lewis has a professional Director Certification, earned through an extended series of director education programs sponsored by the Corporate Directors Group. Mr. Lewis brings leadership, general management, and large public company operational, financial and corporate experience to our Board.

Craig W. Moore, age 67, has served as a director of NxStage since 2002 and currently serves as chair of our Compensation Committee and a member of our Audit Committee. Since January 2012, Mr. Moore has been the Chairman of ThermoGenesis. Since 2010, he has served as chair of ThermoGenesis’ Audit Committee and as a member of the Compensation Committee. Previously, Mr. Moore served on the board of Biologic System Corp. from 1992 to 2006. From 1986 to 2001, Mr. Moore was Chairman of the Board of Directors and Chief Executive Officer at Everest Healthcare Services Corporation, a provider of dialysis to patients with renal failure. Since 2001, Mr. Moore has acted as a consultant to various companies in the healthcare services industry. From 1986 through 2001, Mr. Moore was President of Continental Health Care, Ltd., an extracorporeal services and supply company, and from 1990 through 2004, he was President of New York Dialysis Management, a dialysis management business. Mr. Moore also serves as a director on several private company boards. Mr. Moore brings leadership, corporate and dialysis services industry experience to our Board.

Reid S. Perper, age 52, has served as a director of NxStage since September 2005 and currently serves as a member of our Audit Committee. Since May 2011, Mr. Perper has been an Investment Partner supporting European Investments with Health Evolution Partners, a healthcare focused private equity firm. In addition, since September 2008, Mr. Perper has been a founder and partner of MCT Advisors LLP, a London based financial advisory firm. From January 2004 to March 2009, Mr. Perper was Managing Director of Healthcare Investment Partners LLC. From November 2000 through June 2003, Mr. Perper was a Managing Director and Co-Head of Europe for CSFB Private Equity. Prior to joining CSFB, Mr. Perper was a Managing Director of DLJ Merchant Banking Partners. Mr. Perper joined Donaldson, Lufkin & Jenrette in 1988. Mr. Perper also served as an investment professional for Caxton Europe Asset Management Ltd. from May 2004 through July 2005. Mr. Perper brings over 20 years of experience in private equity, as well as strategic and capital market experience, particularly within medical devices, healthcare services, pharmaceuticals and biotechnology, to our Board.

David S. Utterberg, age 66, has served as a director of NxStage since 1998. Between 1981 and 2007, Mr. Utterberg served as the Chief Executive Officer, President and sole stockholder of Medisystems Corporation, which was acquired by NxStage, together with certain affiliated entities, on October 1, 2007. Mr. Utterberg presently serves as the Chief Executive Officer and sole shareholder of Lifestream Medical Corporation, a private medical device company. Mr. Utterberg brings technical and entrepreneurial experience specifically relating to renal care products and the dialysis industry to our Board.

Barry M. Straube, age 63, has served as a director of NxStage since 2011. Since September 2011, Dr. Straube has been a Director with The Marwood Group, a healthcare advisory, research and financial services firm. From April 2005 through February 2011, Dr. Straube served as the Chief Medical Officer (CMO) for the Centers for Medicare & Medicaid Services (CMS). While serving as the CMO for CMS, Dr. Straube was also the

Director of the CMS Office of Clinical Standards & Quality (OCSQ). From 2000 to 2005, Dr Straube served as the CMS Regional Chief Medical Officer for California, Arizona, Nevada, Hawaii and far Pacific Territories. Prior to this, Dr. Straube was Vice President of Quality Improvement at Health Net from 1995 to 2000. Dr. Straube received an A.B. degree from Princeton University and received his M.D. degree from the University of Michigan Medical School. He is Board-Certified in Internal Medicine and Nephrology. He also sits on a number of Scientific Advisory Boards in the pharmacology, biotech and medical technology arenas, and several kidney disease patient advocacy group medical advisory boards. As both a nephrologist and the former most senior clinical advisor to CMS, Dr. Straube brings extensive industry experience and leadership in policymaking to our Board.

CORPORATE GOVERNANCE

General

Our Board of Directors believes that good corporate governance is important to ensure that NxStage is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct described below are available under the Investor Relations section of our website at www.nxstage.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of NxStage and our stockholders. These guidelines, which provide a framework for the conduct of our Board of Directors, include the following provisions:

•	the principal responsibility of our directors is to oversee our management;

•	a majority of the members of our Board of Directors shall be independent directors;

•	independent directors meet periodically in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually our Board of Directors and its committees will seek to conduct a self-evaluation to determine whether they are functioning effectively.

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. Separating these positions allows our CEO to focus on the day to day leadership and performance of the Company instead of Board administration. Our CEO is responsible for setting the strategic direction for the Company. The Chairman of our Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. Our Chairman leads our Board in providing advice to and independent oversight of management. We believe this enhances the independent and objective assessment of risk by our Board.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing risk management. The Board regularly reviews information provided by Company management regarding the Company’s liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of risks relating to financial reporting, internal controls and compliance with legal and regulatory requirements. The Nominating and Corporate Governance Committee oversees the management of risks associated with corporate governance, the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. We believe our approach to goal setting, selection of targets, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Weighting much of our compensation towards long-term incentive compensation discourages short-term risk taking. Further, the metrics that determine payouts for our executive officers are Company-wide metrics. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of NxStage and our stockholders as a whole. Finally, the multi-year vesting of our equity awards are intended to properly account for the time horizon of risk. All of our named executive officers currently maintain meaningful stockholdings in the Company. Our insider trading policy prohibits short selling of our Company’s stock or the purchase or sale of puts or calls for speculative purposes. In 2010, our insider trading policy was amended to also prohibit sales of our stock by Company executives, with limited exceptions, except where sales are made pursuant to 10b5-1 plans. Such plans must be approved by an internal approval committee and may not go into effect less than sixty (60)  days after the plans are approved and entered into.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that Drs. Chambon and Straube, Messrs. Giannini, Lewis, Moore, and Perper and Ms. Ham, each do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a) (2) of the NASDAQ Stock Market Marketplace Rules.

In determining the independence of the directors listed above, our Board considered each of the transactions discussed in “Certain Relationships and Related Transactions” on page 17.

Communicating with the Board of Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if, and as, appropriate. Dr. Chambon, the Chairman of our Board of Directors, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Under procedures approved by a majority of the independent directors, communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of our Board of Directors considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may in the future receive repetitive or duplicative communications.

Stockholders and interested parties who wish to send communications on any topic to our Board of Directors should address such communications to Board of Directors, c/o Winifred L. Swan, Esq., Senior Vice President and General Counsel, NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843.

Director Nomination Process

Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors, consistent with the criteria approved by our Board of Directors, and recommending the persons to be nominated for election as directors, except where we are legally required by contract to provide third parties with the right to nominate. The process followed by our Nominating and Corporate Governance Committee to identify and evaluate candidates may include requests to members of our Board of Directors and others for recommendations, the utilization of director search firms, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board of Directors. In 2011, the Chief Executive Officer of the Company identified Dr. Straube to the Nominating and Corporate Governance Committee as a potential nominee. In considering whether to recommend any candidate for inclusion in the Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies the criteria that are set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Committee seeks nominees with a broad diversity of experience, professions, skills, viewpoints and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities. The composition of the current board reflects diversity in business and professional experience, skills, and background.

In connection with our acquisition of Medisystems Corporation and certain affiliated entities, we agreed that if Mr. Utterberg is no longer a director of NxStage, our Board of Directors will nominate for election to our Board of Directors any director nominee proposed by Mr. Utterberg, subject to certain conditions.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and, if the stockholder is not a stockholder of record, a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Winifred L. Swan, Senior Vice President and General Counsel, NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or our Board of Directors, by following the procedures set forth under the heading “Other Matters — Stockholder Proposals for the 2012 Annual Meeting.”

At the annual meeting, stockholders will be asked to consider the election of Jeffrey H. Burbank, Philippe O. Chambon, Daniel A. Giannini, Nancy J. Ham, Earl R. Lewis, Craig W. Moore, Reid S. Perper, Barry M. Straube, and David S. Utterberg, each of whom is being nominated for election or re-election to our Board of Directors.

Board Meetings and Attendance

Our Board of Directors met 10 times, either in person or by teleconference, during the year ended December 31, 2011, or fiscal 2011. During fiscal 2011, each of our directors attended at least 90% of the number of Board meetings and meetings held by all committees of the Board on which he then served.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All of our then-serving directors attended the 2011 Annual Meeting of Stockholders, and we expect all of our directors to attend the 2012 annual meeting.

Board Committees

Our Board of Directors has established three standing committees — Audit, Compensation and Nominating and Corporate Governance — each of which operates under a charter that has been approved by our Board of Directors. Current copies of each committee’s charter are posted on the Corporate Governance section of our website, www.nxstage.com.

Our Board of Directors has determined that all of the members of each of our three standing Board committees are independent as defined under NASDAQ rules, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from the firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal controls over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included on page 16 of this proxy statement.

The members of the Audit Committee are Messrs. Giannini (Chair), Moore and Perper. The Board of Directors has determined that each of these members is independent, as that term is defined by applicable NASDAQ and SEC rules and that Mr. Giannini is an “audit committee financial expert” as defined in Item 407(d)(5) (ii) of Regulation S-K under the Exchange Act. The Audit Committee met eight times during fiscal 2011.

Our policies and procedures for the review and approval of related person transactions are summarized on page 18 of this proxy statement.

Compensation Committee

Our Compensation Committee, among other things, provides recommendations to the Board of Directors regarding our compensation programs, and has the following principal duties:

•	annually reviewing and approving, or making recommendations to our Board of Directors, with respect to, the compensation of our Chief Executive Officer, or CEO, and our other executive officers;

•	overseeing an evaluation of our executive officers, including our CEO;

•	overseeing an annual review by the Board of Directors concerning management succession planning;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 19 of this proxy statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included on page 27 of this proxy statement.

Our Compensation Committee retains the services of third party executive compensation specialists and consultants from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation, including the role of executive officers in recommending executive compensation, are described below under the heading “Compensation Discussion and Analysis.”

The members of the Compensation Committee are Messrs. Moore (Chair) and Lewis and Dr. Chambon. The Board of Directors has determined that each of these members is independent, as that term is defined by applicable NASDAQ rules. The Compensation Committee met seven times during fiscal 2011.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee has the following principal responsibilities:

•	identifying individuals qualified to become members of our Board of Directors;

•	reviewing and making recommendations to our Board with respect to our Board leadership structure;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the committees;

•	developing and recommending to our Board of Directors corporate governance guidelines; and

•	overseeing an annual evaluation of our Board of Directors.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

The members of the Nominating and Corporate Governance Committee are currently Mr. Gianini, Dr. Chambon and Ms. Ham. The Board of Directors has determined that each of these members is independent, as that term is defined by applicable NASDAQ rules. The Nominating and Corporate Governance Committee met five times during fiscal 2011.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. We have posted a copy of the code on our website, www.nxstage.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Global Select Market listing standards concerning any amendments to, or waivers of, our code.

Audit Committee Report

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of NxStage’s accounting and reporting processes and the audits of NxStage’s consolidated financial statements.

The Audit Committee has reviewed NxStage’s audited financial statements for the fiscal year ended December 31, 2011 and has discussed these financial statements with NxStage’s management and independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young LLP, NxStage’s independent registered public accounting firm, various communications that NxStage’s independent registered public accounting firm is required to provide to the Audit Committee including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, other standards of the Public Company Accounting Oversight Board, the rules and regulations of the Securities and Exchange Commission, and other applicable regulations.

NxStage’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding NxStage’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed, with the independent registered public accounting firm, the independent registered public accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to NxStage’s Board of Directors that the audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011.

By the Audit Committee of the Board of Directors

Daniel A. Giannini (Chair)

Craig W. Moore

Reid S. Perper

April 18, 2012

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2011	Fiscal 2010
Audit Fees(1)	1,053,000	$1,097,900
Audit-related Fees(2)	29,700	24,000
Tax Fees(3)	125,900	61,800
All Other Fees(4)	2,000	2,000

Total Fees	1,210,600	1,185,700

(1)	The audit fees for fiscal 2011 and fiscal 2010 consisted of fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our consolidated financial statements and which are not reported under “Audit Fees”. These fees include the audit of our 401(k) plan.

(3)	Tax fees consist of fees for tax compliance, including preparation of tax returns and tax advice, and tax consultations related to international transfer pricing matters.

(4)	Other fees for fiscal 2011 and fiscal 2010 consist of fees for using the on-line accounting research tools of Ernst & Young LLP.

All such services were approved by our Audit Committee in accordance with the pre-approval policies and procedures described below.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specific types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. At the time of such pre-approval, the type of services to be provided, and the fees relating to those services, are detailed and also generally subject to a maximum dollar amount.

Before the commencement of any audit, tax or other services, our management obtains an engagement letter from our independent registered public accounting firm that is signed by both our Chief Financial Officer and the Chair of the Audit Committee. Our Chief Financial Officer has the ability, without obtaining prior Audit Committee approval, to engage our independent registered public accounting firm to perform general pre-approved services on projects, up to a maximum of $50,000 annually. The Audit Committee reviews with management all services provided by our independent registered public accounting firm, whether or not the services were pre-approved, and all related fees charged on a quarterly and annual basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with David S. Utterberg

Mr. Utterberg is a director and significant stockholder of NxStage. On June 4, 2007, we entered into a stock purchase agreement with Mr. Utterberg pursuant to which we acquired the issued and outstanding shares of Medisystems Corporation, Medisystems Services Corporation, Medisystems Europe S.p.A. and Medisystems Mexico s. de R.L. de C.V., which are collectively referred to as the MDS Entities.

In connection with the acquisition of the MDS Entities on October 1, 2007, we also acquired exclusive license rights to a portfolio of patents from Lifestream Medical Corporation . Lifestream Medical Corporation is wholly-owned by Mr. Utterberg. On February 17, 2011, Lifestream Medical Corporation assigned the formerly licensed patents to us, giving us control over the prosecution and maintenance of such patents and the ability to operate under such patents in all fields for any purpose. The assignment agreement does, however, provide that our rights under the patents are qualified by certain sublicenses previously granted to third parties. We have agreed that Mr. Utterberg will retain the right to royalty income under one of these sublicenses.

On April 8, 2011, we acquired certain tooling, equipment, machinery and related assets from Lifestream Technology Corporation, a company wholly-owned by Mr. Utterberg, for $110,000, which we estimate to be the fair market value of these assets. We also hired a former employee of Lifestream and agreed that this employee could provide up to 350 hours of consulting services to Lifestream to be spread over a three year period. In addition, we agreed to make all required payments under a lease from Lifestream running through the end of 2012 for a small amount of office space in Chicago, Illinois, where this employee works and where these assets now reside. In return, Lifestream paid us approximately $300,000 in 2011. In connection with this same transaction, Mr. Utterberg and Lifestream Medical Corporation assigned to us all intellectual property developed by them relating to the field of extracorporeal therapy and renal insufficiency treatments for as long as Mr. Utterberg is a director of NxStage or beneficial owner of more than ten percent (10%) of NxStage common stock.

Our Relationship with the Sprout Entities

In the second closing of the private placement of shares of our common stock and warrants to purchase shares of our common stock announced on May 23, 2008, which second closing took place on August 1, 2008, following the special meeting of our stockholders during which the stockholders approved the second closing, an aggregate of 4,000,000 shares of our common stock and warrants to purchase 800,000 shares of our common stock were issued and sold by us and purchased by (a) unaffiliated investors and (b) investors who are our affiliates, including one investor, the Sprout Entities, who is affiliated with Dr. Chambon, a member of our Board of Directors. The Sprout Entities purchased 1,022,221 shares of our common stock and warrants to purchase 204,546 shares of our common stock in the Private Placement. Other than the different closing dates and the stockholder approval requirement for the second closing, all other terms of the private placement are identical in the two closings.

Policies and Procedures Regarding Review, Approval and Ratification of Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Any related person transactions that are ongoing in nature will be reviewed annually.

Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 1% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 2% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the material elements of our executive compensation program for 2011 and explains how the Compensation Committee of our Board of Directors made its compensation decisions for our named executive officers for 2011. These named executive officers are identified in the Summary Compensation Table that immediately follows this discussion and consist of our Chief Executive Officer, Mr. Jeffrey H. Burbank; our Chief Financial Officer, Mr. Robert S. Brown, and our three other most highly compensated executive officers, Mr. Michael Miller, Jr., President of International Operations; Mr. Joseph E. Turk, Jr., President of North American Operations; and Ms. Winifred L. Swan, Senior Vice President and General Counsel.

Executive Summary

Overview of 2011 Compensation.    Executive compensation levels and programs for our named executive officers in 2011 were set and structured to-retain, incent and reward executives. Total compensation for our named executive officers in 2011, like 2010, continued to be focused heavily on performance-based compensation and the use of equity to encourage long-term stockholder value and conserve cash. In order to establish a strong link between executive pay and corporate performance, the Compensation Committee chose to continue to put a significant percentage of our named executive officers’ 2011 compensation at risk under our Corporate Bonus and Performance Share Plans. The metrics of both plans were the same and were chosen to build long-term stockholder value by linking to future revenue growth, cash flow, and net income, as defined in the Plans. To conserve cash, the Corporate Bonus Plan for 2011 was structured to allow for the payment of awards in the form of common stock at the Compensation Committee’s option.

Overall, we performed well against the corporate goals established by the Compensation Committee in the beginning of 2011. We reported record revenues of $217.3 million in 2011, representing 21% growth over 2010, in excess of our target goal of $213 million. We reported a net loss of $21.4 million which represents performance above our threshold but slightly below our target of $20 million. Our cash flow, as defined by the Plans, did not meet our threshold target of $1 million. As a result of this performance and pursuant to the terms of our Corporate Bonus and Performance Share Plans, bonus and performance share awards were paid in the form of common stock and restricted stock, respectively, at 76.9% of Target levels to our named executive officers in March 2012 based on 2011 corporate performance.

At our 2011 Annual Meeting, our stockholders were asked to approve our 2010 executive compensation programs, which they did by a vote of 43,557,342 votes FOR to 1,392,831 votes AGAINST. The Compensation Committee concluded that this level of approval supports the Compensation Committee’s conclusion that our existing executive compensation programs continue to be appropriate and effective in rewarding executives for the Company’s performance and aligning executive interests with long-term stockholder interests.

2011 Financial Highlights.    We succeeded in making significant progress across the business in 2011. We grew revenues within the home market by 27% in 2011 compared to 2010, with the significant majority resulting from an increase in the number of patients prescribed to use and centers offering our home hemodialysis product, the NxStage System One™. We also continued to improve gross margin from 32% during 2010 to 36% during 2011. In addition to this financial progress, we continued to release and promote significant clinical data in support of more frequent home hemodialysis, achieved strong continued growth in Critical Care, and increased end user demand within In-Center. We also expanded our international footprint to Australia and New Zealand. Short and long-term incentive awards paid to our named executive officers for 2011 performance recognize this strong corporate performance for 2011.

2012 Compensation Structure.    Executive compensation for 2012 has been similarly structured to encourage and reward performance. Consistent with our approach described below under “How Executive Pay is Determined- Market Referencing Against a Peer Group,” 2012 salaries for our named executive officers were increased between 6% and 8% in order to align them more closely with the 50% percentile level within our Peer Group. Target bonus percentages for our named executive officers remain unchanged from 2011. Our Bonus and Performance Share Plans for 2012 continue to put a significant percentage of executive pay at risk, and failure to achieve Threshold results will significantly reduce total compensation for our named executive officers from 2011 levels. We believe our “pay for performance” philosophy attracts, retains and motivates our named executive officers to be fully aligned with the interests of our stockholders and our objectives, and helps us to meet our goals.

Our Executive Compensation Philosophy and Objectives

We believe that the total compensation of our named executive officers should support the following objectives:

•	attract, retain and reward executives who can help us to achieve our business objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable performance goals; and

•	align executives’ long-term incentives with the interests of our stockholders.

To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting target total compensation at levels the Committee believes are competitive with those of other companies that compete with us for executive talent in our industry and our region. In order to better align the interests of our executives with stockholders, more than two-thirds of our named executives’ target total direct compensation is put at risk, dependent upon the achievement of key strategic, financial and operational goals. Achievement of these goals is rewarded through annual incentive bonuses, intended to pay for the achievement of short-term performance goals, and long-term equity incentives, intended to both retain executives and allow them to participate in the longer-term success of NxStage as reflected in stock price appreciation. We believe our emphasis on performance-based equity incentive compensation aligns our executives with appropriate business risk and the long-term interests of our stockholders, preserves cash, and provides true “pay for performance” by putting a significant portion of our executives’ pay “at risk” and directly linking the realized value of the awards to the Company’s stock price and performance relative to our peers.

How Executive Compensation is Determined

Our Compensation Committee has primary responsibility for reviewing, setting and approving the compensation of our named executive officers. Information about our Compensation Committee and its composition and responsibilities can be found on page 15 of this proxy statement, under the heading “Compensation Committee.” In fulfilling this responsibility, the Compensation Committee relies on three key elements: market referencing, performance considerations and CEO and Compensation Committee judgment.

Role of Compensation Consultant.    From time to time, the Compensation Committee engages the services of one or more independent consulting firms to assist in the Committee’s evaluation of executive compensation. Since 2009, the Compensation Committee has engaged the services of Radford, an Aon Hewitt consulting company. Radford reports directly to the Compensation Committee and provides the Compensation Committee with design alternatives for compensation programs and with data regarding the compensation of executive officers at peer companies in order to assist the Compensation Committee in its determination of whether the overall compensation packages for each of our named executive officers are competitive.

On an annual basis, Radford works with our Compensation Committee to (a) help to define the group of companies that should be included in our peer compensation group, or Peer Group, (b) provide market data on executive compensation, and compare our executive compensation to the Peer Group, and (c) analyze and make recommendations regarding all aspects of executive compensation, including base and short- and long-term incentive awards. Representatives of Radford attended several Compensation Committee meetings in 2010 and 2011.

Market Referencing Against a Peer Group.    We base our compensation decisions partly on relevant market information, by comparing our executive target total compensation to compensation paid to employees in comparable roles at peer companies, which we refer to as our Peer Group. Our Peer Group consists of national and regional health care companies that we believe are generally comparable to NxStage in terms of organizational structure, size and stage of development, and against which we believe we compete for executive talent.

To help establish our Peer Group, we relied on Radford to identify publicly traded companies in the medical device and equipment industry between 1/3 and 3 times the size of NxStage, based on number of employees, revenue, revenue growth and market value. Working with our Compensation Committee, Radford then evaluated each such company based on products and business strategy and selected for inclusion in our Peer Group those companies that were most comparable to NxStage based on product focus, business strategy, developmental stage, and financial profile.

Applying this methodology, the Compensation Committee approved the following list of peer companies, which were used in making 2011 executive compensation determinations:

Abiomed, Inc.	AGA Medical Holdings, Inc.
Align Technology, Inc.	American Medical Systems Holdings Inc.
AngioDynamics Incorporated	Arthrocare Corp.
Conceptus Inc.	Cyberonics Inc.
ICU Medical, Inc.	Masimo Corp.
Merit Medical Systems, Inc.	Micrus Endovascular Corp.
Natus Medical Inc.	Nuvasive, Inc.
SonoSite, Inc.	Thoratec Corporation
Volcano Corporation	Wright Medical Group
Zoll Medical Corp.

The Peer Group used to establish 2011 compensation is different from the Peer Group used in 2010. Atrion Corporation, Cantel Medical Corp, CardioNet, RTI Biologics, Inc. and Symmetry Medical were removed due to slower revenue growth and/or a market capitalization significantly below other companies in our Peer Group during 2010. Healthronics and I-Flow were removed due to acquisition during 2010. Six companies were added that more closely align with our size, industry and market valuation. The new companies are: AGA Medical Holdings, Inc., American Medical Systems Holdings Inc., Arthrocare Corp., Conceptus Inc., Masimo Corp., and Wright Medical Group.

In addition to our Peer Group data, Radford provided the Compensation Committee in late 2010 and 2011 with broader survey data from the Radford Global Technology Survey as well as SIRS Life Sciences Survey for use in 2011 compensation decisions. Our Human Resources Department works with Radford to match Company positions against survey positions and to compile the compensation data for each named executive officer. Our Human Resources Department does not direct or oversee the activities of Radford.

Our philosophy is that base salaries should be targeted at the 50th percentile, and that target total compensation for executives should be between the 50th and 75th percentile of our Peer Group. These target percentiles are intended to enable us to attract and retain top level talent while maintaining our overall objective of strongly linking executive compensation to company performance. These are overall guidelines, and variations to these general targets may occur as dictated by the performance and experience level of the individual, the importance of the executive’s position to NxStage and the difficulty of replacing the individual, the performance of NxStage, and other financial and market factors. Historically, the compensation of our named executive officers has generally been set consistent with these overall guidelines, with the exception of our CEO’s compensation, which because of the weighting toward long-term equity incentives, has historically been set at target compensation levels to be below the 50th percentile for base salary and target total cash compensation when compared to our Peer Group. Our CEO’s compensation continues to be heavily weighted towards long-term equity incentives to further align his interests with those of our stockholders and to preserve cash.

Performance Considerations.    In addition to considering market rates for executive compensation, we award our executives compensation based on their performance as a team in achieving our business objectives, as well as their individual performance. To assist our evaluation of executive performance, we conduct an annual performance review. The performance review process is designed to guide performance discussions, establish performance objectives and communicate annual achievements. Our CEO conducts each named executive officer’s performance review, in consultation with the Audit Committee for the Chief Financial Officer, and the Compensation Committee conducts the performance review for the CEO.

CEO and Compensation Committee Judgment.    Our total compensation program operates not only based on the application of market referencing and corporate and individual performance considerations, but also through the application of CEO and Compensation Committee judgment. We do not employ a purely formulaic approach to any of our compensation plans. There are guidelines in place, but there are also individual performance factors and executive retention considerations that permit our Compensation Committee discretion to increase or decrease cash and equity awards based on those considerations.

In addition, while the Compensation Committee is solely responsible for setting the targets and approving the awards, the Compensation Committee relies on the judgment of the CEO to evaluate the actual performance of each named executive officer (other than the CEO) and recommend appropriate salary and incentive awards including, where appropriate, adjustments to reflect individual performance. The CEO participates in Compensation Committee meetings, at the request of the Committee, in order to provide background information and explanations supporting his recommendations. The CEO is not present during any portion of Compensation Committee meetings at which his compensation is established.

Components of our Executive Compensation Program and 2011 Executive Compensation

Overview of Compensation.    Our executive compensation program consists of fixed compensation elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable performance-based compensation elements are designed to reward performance at two levels: actual corporate performance compared to annual business goals, and corporate performance in terms of long-term stockholder value creation. Through these performance incentive awards, we reward the achievement of short-term goals, such as annual growth in revenues and reductions in operating expenses (measured by cash consumption), and long-term goals, such as business growth and stock price appreciation.

We compensate our executives primarily through base salary, performance-based annual short-term incentive bonuses and performance based long-term incentive equity awards and time-based long-term incentive equity awards. We believe this three-part compensation approach enables us to remain competitive with our industry peers and Peer Group while ensuring that executives are appropriately incentivized to deliver short-term results while at the same time creating long-term stockholder value.

Base Salary

When establishing base salaries, the Compensation Committee considers compensation in the Peer Group, other available compensation survey data, as well as a variety of other factors, including the individual’s experience and skill set, the level of the individual’s responsibility, the individual’s performance, prevailing economic conditions and internal pay equity. Our Compensation Committee reviews base salaries at least annually and adjusts them from time to time to realign salaries with market levels after taking into account the factors identified above. The Compensation Committee decided not to increase base salaries for any of our named executive officers for 2011, with exception of Mr. Turk’s base salary, which was increased in connection with his promotion to President of North American Operations on December 15, 2010. The base salary for Mr. Miller, who joined our Company in April 2011, was established as a result of negotiations with Mr. Miller. In agreeing to the terms of his base salary, and the other elements of his compensation, the Compensation Committee took into account the same factors used in setting the base salary for our other named executives, the amounts that our other named executives were paid, and the other compensation elements that Mr. Miller would be receiving, including an award of equity.

The salaries earned for 2011 by our named executive officers are shown in the Summary Compensation Table on page 28 of this proxy statement.

In March 2012, the Compensation Committee adjusted our named executive officers’ base salaries earned in 2011 by the percentages indicated in the chart below.

Name	Adjusted Salary	Percentage Increase
Jeffrey H. Burbank	$428,000	8%
Robert S. Brown	$289,000	8%
Michael Miller, Jr.	$275,000	0%
Winifred L. Swan	$285,000	6%
Joseph E. Turk, Jr.	$302,000	6%

With the exception of Mr. Burbank, all adjustments to base salaries were intended to bring the named executive officer’s base salary closer to the 50th percentile level within the Peer Group. While Mr. Burbank’s salary was adjusted, it remained more than 10% below the 50th percentile level of our Peer Group. For 2012, the Compensation Committee elected to continue to weight our CEO’s compensation more heavily towards long-term equity incentives, thereby further aligning his interests with those of our stockholders and preserving cash. These increases in base salaries were effective April 16, 2012.

Annual Short-Term Incentive Awards

We have an annual short-term incentive plan for our employees that we refer to as our Corporate Bonus Plan. Annual short-term incentives are intended to compensate for the achievement of corporate performance objectives in addition to individual performance. Amounts payable under the Corporate Bonus Plan are calculated as a percentage of the applicable executive’s base salary, with higher level executives typically being compensated at a higher percentage of base salary. Each year, the Compensation Committee works with the CEO to develop corporate goals that the Committee and the CEO believe can be reasonably achieved with hard work over the next year. The Compensation Committee approves each year’s plan and metrics to ensure an accelerated and ongoing degree of difficulty commensurate with our short and long-term business plan. Short term incentive awards are typically paid in the first quarter of the following fiscal year.

The Compensation Committee set revenue growth, improved cash generation, and reduction in net loss goals as the three metrics for the Corporate Bonus Plan for 2011, weighted at 50%, 25% and 25% respectively. The Compensation Committee considered these to be important factors in how investors generally gauge and value our corporate performance. The Committee also saw these factors as important to our long-term business success. Therefore, the Compensation Committee considered these to be appropriate measures to encourage our executives to achieve superior financial performance for the Company with the goal of generating stockholder value. Additionally, the Compensation Committee determined that the varied weighting of each metric was appropriate because it emphasized the relative importance of the Company’s top performance priorities. For 2011, the Plan allowed for the payment of bonus awards in either cash or shares of the Company’s common stock, at the discretion of the Compensation Committee.

Under the Corporate Bonus Plan for 2011, our named executive officers had the opportunity to earn awards that ranged from a Threshold award level to an Outstanding award level, depending upon whether established Threshold, Target, Stretch or Outstanding performance levels had been achieved with respect to the performance metrics. If Threshold performance levels were not achieved under the Bonus Plan, no award would be made.

Under the Plan’s structure for 2011, Threshold awards were equivalent to 50% of the Target awards, Stretch awards were equivalent to 125% of the Target awards and Outstanding awards were equivalent to 150% of the Target awards.

The following table details the Threshold, Target, Stretch and Outstanding award levels for each of our named executive officers, each as a percentage of salary.

2011 Target Bonus Awards (as % of 2011 Base Salary)

Name	Threshold	Target	Stretch	Outstanding
Jeffrey H. Burbank	37.50%	75.00%	93.75%	112.50%
Robert S. Brown	20.00%	40.00%	50.00%	60.00%
Michael Miller, Jr.	25.00%	50.00%	62.50%	75.00%
Winifred Swan	17.50%	35.00%	43.75%	52.50%
Joseph E. Turk, Jr.	25.00%	50.00%	62.50%	75.00%

The following company-wide Threshold, Target, Stretch and Outstanding performance metrics established and approved by the Compensation Committee in March 2011 for the Corporate Bonus Plan:

Weighting	Metric	Threshold	Target	Stretch	Outstanding
50%	Revenue	$205mm	$213mm	$220mm	$227mm
25%	Net Income (Loss)	($23mm)	($20mm)	($17mm)	($14mm)
25%	Cash Generation	$1mm	$6mm	$10mm	$15mm

Based on its evaluation that the Company achieved the performance criteria for the Corporate Bonus Plan for 2011 between the Threshold and Target levels, the Compensation Committee set the maximum bonus award for each of our named executive officers at 76.9% of Target bonus levels. At the recommendation of Mr. Burbank, awards to our named executive officers under the Plan were paid out at this level.

Reflective of our desire to conserve cash, the Compensation Committee elected to pay the full bonus award to our named executives in unrestricted common stock that was fully vested upon award. These amounts are shown in the following table:

Name	Title	Value of 2011 STI Award Paid in Shares of Common Stock ($)		2011 STI Award Paid in Shares of Common Stock(1)
Jeffrey H. Burbank	Chief Executive Officer	$228,490		12,364
Robert S. Brown	Senior Vice President & Chief Financial Officer	$82,472		4,462
Michael Miller, Jr.	President of International Operations	$72,454	(2)	3,920	(2)
Winifred L. Swan	Senior Vice President & General Counsel	$72,163		3,904
Joseph E. Turk, Jr.	President of North American Operations	$109,629		5,932

(1)	In March 2012, the Compensation Committee awarded the Corporate Bonus Plan for 2011 awards set forth in the table above in the form of unrestricted shares of Company’s common stock to each of our named executive officers. The number of shares to be awarded was determined by dividing the approved Corporate Bonus Plan for 2011 award by the closing price of the Company’s common stock of $18.48 as of March 9, 2012, the date the Compensation Committee approved the awards.

(2)	Mr. Miller’s award was pro-rated based on his hire date of April 2011.

Long-Term Incentives

Equity awards provide the primary vehicle for offering long-term performance-based incentives to our executives. We believe that equity awards that provide our executives with a strong link to our long-term performance create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the time-based vesting feature of our equity awards are intended to further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity awards to our executives, our Compensation Committee considers long-term equity compensation to officers in our Peer Group, targeted total compensation for executives in our Peer Group, the applicable executive’s performance, the amount of equity previously awarded to the executive, retention considerations, the vesting of such awards and the recommendations of our CEO. All grants of equity to our executives are approved by the Compensation Committee.

The Compensation Committee generally relies upon two key vehicles to deliver long-term performance-based compensation to executives: annual grants pursuant to the Company’s Performance Share Plan and annual stock option grants.

Long-term equity awards for our named executive officers, including the performance share awards and options, are generally established with the intent to deliver targeted total compensation between the market 50th and 75th percentile within our Peer Group. The Compensation Committee determines target performance share awards based on a total value delivery model, calculated by dividing the targeted intended value delivery by the current market share price of our common stock. The Compensation Committee also determines stock option award levels based on an intended value delivery model, with value delivery calculated using a Black-Scholes methodology. This methodology is dependent upon current market price, and market price changes can change the total number of stock options granted. Because the restricted stock used for the Performance Share Plan has a built-in value at the time of grant, we generally grant significantly fewer shares of restricted stock than the number of stock options we would grant for a similar purpose.

Annual Performance Share Award — Performance Share Plan

The Compensation Committee approved the structure of the 2011 awards under the Performance Share Plan in March 2011. Under this Plan, executives were eligible to receive a predetermined number of shares of restricted stock units based upon the satisfaction of established performance metrics for 2011. The Performance Share Plan is structured so that awards effectively vest in full over three years, but only if the Compensation Committee determines that predetermined performance metrics were achieved for 2011. The metrics for the Performance Share Plan in 2011 were the same as those of our Corporate Bonus Plan for 2011. In addition, similar to the Corporate Bonus Plan, if Threshold performance levels were not achieved under the 2011 Performance Share Plan, no award would be made.

The following table represents the range of potential awards that could be earned pursuant to the 2011 Performance Share Plan.

Name	Targeted Estimated Future Payouts Under 2011 Performance Share Plan
	Threshold	Target	Stretch	Outstanding
Jeffrey H. Burbank	16,393	32,786	40,982	49,179
Robert S. Brown	5,961	11,922	14,902	17,883
Michael Miller, Jr.	5,961	11,922	14,902	17,883
Winifred L. Swan	5,961	11,922	14,902	17,883
Joseph E. Turk, Jr.	5,961	11,922	14,902	17,883

On March 9, 2012, the Compensation Committee awarded restricted stock units to our named executive officers based on its determination that we achieved the performance criteria within the 2011 Performance Share Plan at 76.9% of the Target performance level. The restricted stock units vested one-third on March 9, 2012, with the balance vesting in two equal installments on March 9, 2013 and March 9, 2014. The following table represents the total shares awarded pursuant to the 2011 Performance Share Plan.

Name	Title	2011 Performance Share Award Vesting Over the Three-year Payment and Vesting Period
Jeffrey H. Burbank	Chief Executive Officer	25,212
Robert S. Brown	Senior Vice President & Chief Financial Officer	9,168
Michael Miller, Jr.	President of International Operations	9,168
Winifred L. Swan	Senior Vice President & General Counsel	9,168
Joseph E. Turk, Jr.	President, of North American Operations	9,168

Stock Option Awards

The Compensation Committee approved the stock option awards in the table below for our named executives in 2011. The awards for all of the named executives, other than Mr. Miller, were made on May 27, 2011, and Mr. Miller’s award was granted on April 25, 2011, in connection with his start of employment.

Name	2011 Stock Option Awards Vesting over Four Years(1)
Jeffrey H. Burbank	41,864
Robert S. Brown	15,223
Michael Miller, Jr.	50,000	(2)
Winifred L. Swan	15,223
Joseph E. Turk, Jr.	15,223

(1)	The exercise price for the options to purchase common stock granted to each of our named executives other than Mr. Miller is $18.59, the closing price of our common stock on the date of grant. The exercise price for the options granted to Mr. Miller is $24.10, which was the closing price of our common stock on the date of grant. All of the options granted vest in equal monthly installments over the 48 months following the date of grant.

(2)	Mr. Miller’s award was made in connection with his start of employment, which was in April 2011. In addition to the factors discussed above, in connection with the grant of options to Mr. Miller in 2011, the Compensation Committee also considered that it was necessary and appropriate to grant him an initial grant that is larger than would be typically made in order to induce him to start employment, as well as to provide an initial award with a significant retention element.

The number of stock options granted to our named executive officers, and the value of those grants determined in accordance with ASC 718, are shown in the Grants of Plan Based Awards at Fiscal Year-End 2011 table on page 29 of this proxy statement.

Elements of Indirect Pay

In addition to the direct pay elements described above, we also provide our executives with indirect pay in the form of benefits. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We match 100% of the first 3%, and 50% of the next 2%, of the employee’s compensation contributed to the 401(k) plan, subject to then-current Internal Revenue Service limits on the amount that may be contributed by employees to such plans. All of our named executive officers participate in our 401(k) plan and receive matching contributions according to this formula.

Severance and Change-of-Control Benefits

Pursuant to employment agreements we have entered into with each of our named executive officers and our 2005 Stock Incentive Plan, our executives are entitled to specified benefits in the event of the termination of their employment under certain circumstances, including termination following a change of control of our company. We do not consider specific amounts payable under these arrangements when establishing annual compensation. Instead, the purpose of these benefits is to ensure that we remain competitive in attracting and retaining executives within our industry and our Peer Group and that we retain our key executives during a potentially critical time in the event of a change of control of NxStage. After reviewing the practices of companies represented in our Peer Group, we believe that our severance and change of control benefits are generally in line with severance packages offered to executives in the Peer Group.

We have structured our named executive officer’s change-of-control benefits as “double trigger” benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated without cause or the executive resigns for good reason during a specified period after the change of control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change of Control” below.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO and to each other officer (other than the Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled “Compensation Committee Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that such section be included in this proxy statement and incorporated by reference in NxStage Medical Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011.

By the Compensation Committee of the Board of Directors

Craig W. Moore (Chair)

Philippe O. Chambon

Earl R. Lewis

Executive Compensation

The following table sets forth information regarding compensation earned during fiscal 2011, 2010, and 2009 by our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers for 2011. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary $	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jeffrey H. Burbank	2011	396,000	609,492	439,991	228,490	12,555	1,686,527
Chief Executive	2010	376,750	906,564	667,016	470,983	13,065	2,434,378
Officer and Director	2009	330,000	214,165	235,410	167,970	12,745	960,290
Robert S. Brown	2011	268,000	221,630	159,994	82,472	9,800	741,896
Senior Vice President and	2010	262,750	353,184	239,027	169,998	9,800	1,034,759
Chief Financial Officer	2009	250,000	71,740	84,360	89,075	9,800	504,975
Michael Miller, Jr.	2011	188,622	462,630	684,500	72,454	7,545	1,415,751
President of International Operations
Winifred L. Swan	2011	268,000	221,630	159,994	72,163	9,800	731,587
Senior Vice President,	2010	265,667	203,184	239,027	148,748	9,800	866,426
General Counsel and Secretary	2009	260,000	71,740	84,360	92,638	9,800	518,538
Joseph E. Turk, Jr.	2011	285,708	221,630	159,994	109,629	9,800	786,761
President of North American Operations	2010	265,667	303,184	239,027	224,309	9,800	1,041,987
	2009	260,000	71,740	84,360	119,106	9,800	545,006

(1)	The titles noted in the table are each officer’s respective title as of December 31, 2011. Mr. Miller became President of International Operations on April 25, 2011.

(2)	The amounts in the Stock Awards column reflect the grant date fair value of restricted stock awards granted pursuant to our Performance Share Plan, in accordance with ASC 718, which assumed achievement at the Target level. The grant date fair value of the 2011 awards pursuant to the Performance Share Plan assuming achievement at the Outstanding level would have been $914,238, $332,445, $332,445, $332,445 and $332,445 for Mr. Burbank, Mr. Brown, Mr. Miller, Ms. Swan, and Mr. Turk respectively. For 2011 performance under the Performance Share Plan, Mr. Burbank, Mr. Brown, Mr. Miller, Ms. Swan and Mr. Turk and were issued 25,212, 9,168, 9,168, 9,168, and 9,168 shares of restricted stock, respectively, on March 9, 2012 by the Compensation Committee, one-third of which vested on March 9, 2012, one-third of which will vest on March 9, 2013 and one-third of which will vest on March 9, 2014. All of the aforementioned awards are discussed in further detail above under “Compensation Discussion and Analysis.” Mr. Miller received an additional award in the amount of 10,000 shares of restricted stock upon becoming our President of International Operations. This award vests in equal quarterly installments over the 24 months following the date of grant, April 25, 2011.

(3)	The amounts in the Option Awards column reflect the grant date fair value of stock options granted for the fiscal years ended December 31, 2011, 2010, and 2009, in accordance with ASC 718. Because the value of stock options is dependent on the future market price of our common stock there can be no assurance that the amounts reported above will ever be realized by our executives. The assumptions we used to calculate these amounts are included in footnote 13 to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2012. These options vest in equal monthly installments over the 48 months following the date of grant.

(4)	The amounts in the Non-Equity Incentive Plan Compensation column reflect amounts earned pursuant to our Corporate Bonus Plan. Bonus Awards for 2011 reflect performance at 76.9% of Target performance criteria under the Plan. Awards are calculated in dollars and for 2011 were paid in fully vested shares of our Common Stock at the discretion of our Compensation Committee. Mr. Burbank, Mr. Brown, Mr. Miller, Ms. Swan, and Mr. Turk received 12,364, 4,462, 3,920, 3,904, and 5,932 shares of our common stock, respectively, under our Corporate Bonus Plan for 2011. These awards are discussed in further detail above under “Compensation Discussion and Analysis.”

(5)	For fiscal 2011, amounts reported under the All Other Compensation column consist of 401(k) contributions, and, in the case of Mr. Burbank, a life insurance premium of $955 and a telephone stipend of $1,800.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR-END 2011

The following table sets forth information concerning each grant of an award made to a named executive officer during fiscal 2011 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received. For a narrative description of material factors helpful for an understanding of the information in the table below, see the Compensation Discussion and Analysis beginning on page    of this proxy.

		Targeted Estimated Future Payments Under Non-Equity Incentive Plan Awards ($)(2)				Targeted Estimated Future Payments Under Equity Incentive Plan Awards (#)(3)				All Other Option Awards:
										All Other
										Stock Awards:					Grant Date Fair Value
										Number of		Number of		Exercise
										Shares		Securities		Price of	of Stock and
										of Stock		Underlying		Option	Option
	Grant									or Units		Options		Awards	Awards
Name	Date(1)	Threshold	Target	Stretch	Outstanding	Threshold	Target	Stretch	Outstanding	(#)		(#)		($)	($)(4)
Jeffrey H. Burbank	5/27/2011					16,393	32,786	40,982	49,179						609,492
	5/27/2011											41,864	(5)	18.59	439,991
		148,500	297,000	371,250	445,500
Robert S. Brown	5/27/2011					5,961	11,922	14,902	17,883						221,630
	5/27/2011											15,223	(5)	18.59	159,994
		53,600	107,200	134,000	160,800
Michael Miller, Jr.	5/27/2011					5,961	11,922	14,902	17,883						221,630
	4/25/2011											50,000	(6)	24.10	684,500
	4/25/2011									10,000	(7)				241,000
		68,750	137,500	171,875	206,250
Winifred L. Swan	5/27/2011					5,961	11,922	14,902	17,883						221,630
	5/27/2011											15,223	(5)	18.59	159,994
		46,900	93,800	117,250	140,700
Joseph E. Turk, Jr.	5/27/2011					5,961	11,922	14,902	17,883						221,630
	5/27/2011											15,223	(5)	18.59	159,994
		71,250	142,500	178,125	213,750

(1)	Reflects the date upon which options and special restricted stock awards were granted to our named executive officers as well as the date upon which the Compensation Committee approved the Corporate Bonus and Performance Share Plans for 2011. Awards under both of these plans were paid on March 9, 2012. These awards are discussed in further detail above under “Compensation Discussion and Analysis.”

(2)	Reflects the Threshold, Target, Stretch, and Outstanding award amounts possible under our Corporate Bonus Plan for 2011. Actual awards earned pursuant to our Corporate Bonus Plan for 2011 on the basis of performance against certain revenue, cash generation, and net income targets were awarded in the form of shares of our common stock at the discretion of our Compensation Committee. As such, Mr. Burbank, Mr. Brown. Mr. Miller, Ms. Swan, and Mr. Turk received 12,364, 4,462, 3,920, 3,904, and 5,932 shares of our common stock, respectively, under our Corporate Bonus Plan for 2011 on March 9, 2012.

(3)

Reflects the Threshold, Target, Stretch and Outstanding award amounts possible under our Performance Share Plan for 2011. Actual awards earned pursuant to our Performance Share Plan for 2011 on the basis of performance against certain revenue, net income, and cash generation targets reflect performance between the Threshold and Target combined performance criteria under the Plan and were awarded in the form of restricted stock. As such, Mr. Burbank, Mr. Brown. Mr. Miller, Ms. Swan, and Mr. Turk and were issued 25,212, 9,168, 9,168 , 9,168, and 9,168, shares of restricted stock, respectively, under our 2011 Performance Share Plan on March 9, 2012. Performance Share Awards for 2011 vest in equal installments on March 9th of 2012, 2013 and 2014.

(4)	The amount reported under Grant Date Fair Value of Stock and Option Awards is computed in accordance with ASC 718 and represents the grant date fair value of each option, each award of restricted stock and where applicable, the target estimated future payout under the Performance Share Plan.

(5)	The shares of common stock underlying the option vest in equal monthly installments over the 48 months following May 27, 2011.

(6)	Mr. Miller received 50,000 options for the purchase of shares of common stock at an exercise price equal to $24.10, the closing price of our common stock on April 25, 2011, the date he became our President of International Operations. These options vest in equal monthly installments over the 48 months following the date of grant, April 25, 2011.

(7)	Mr. Miller received an additional award in the amount of 10,000 shares of restricted stock upon becoming our President of International Operations. This award vests in equal quarterly installments over the 24 months following the date of grant, April 25, 2011.

Information Relating to Equity Awards and Holdings

The following table sets forth information concerning restricted stock that has not vested, stock options that have not been exercised and performance share plan awards for each of the named executive officers outstanding as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

	Option Awards					Stock Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying			Number of		Market
	Unexercised		Unexercised	Option		Shares That		Value of Shares
	Options		Options	Exercise	Option	Have Not		That Have
	Exercisable		Unexercisable	Price	Expiration	Vested		Not Vested
Name	(#)		(#)	($)	Date	(#)		($)(1)
Jeffrey H. Burbank	36,560	(2)	—	4.10	02/04/2013
	193,590	(6)		4.54	03/26/2015
	44,603	(2)		5.47	02/13/2014
	73,120	(2)		6.84	01/20/2015
	146,240	(3)		8.55	09/15/2012
	120,000	(5)		14.44	12/07/2014
	189,277	(7)	17,223	2.11	03/04/2016
	54,205	(8)	23,695	9.96	03/02/2017
	6,105	(13)	35,759	18.59	05/26/2018
						20,080	(9)	357,022
						32,768	(10)	582,615
						25,212	(14)	448,269
Robert S. Brown	45,373	(6)	4,627	4.54	03/26/2015
	140,100	(4)		8.92	11/27/2013
	35,000	(5)		14.44	12/07/2014
	10,828	(7)	6,172	2.11	03/04/2016
	19,424	(8)	24,976	9.96	03/02/2017
	2,219	(13)	13,004	18.59	05/26/2018
						10,040	(9)	178,511
						11,981	(10)	213,022
						9,168	(14)	163,007
Michael Miller, Jr.	—	(11)	50,000	24.10	04/24/2018
						7,500	(12)	133,350
						9,168	(14)	163,007

	Option Awards					Stock Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying			Number of		Market
	Unexercised		Unexercised	Option		Shares That		Value of Shares
	Options		Options	Exercise	Option	Have Not		That Have
	Exercisable		Unexercisable	Price	Expiration	Vested		Not Vested
Name	(#)		(#)	($)	Date	(#)		($)(1)
Winifred L. Swan	10,881	(6)	4,627	4.54	03/26/2015
	6,997	(2)		5.47	02/13/2014
	10,968	(2)		6.84	01/20/2015
	29,494	(3)		8.55	09/15/2012
	50,000	(5)		14.44	12/07/2014
	3,168	(7)	6,172	2.11	03/04/2016
	10,424	(8)	24,976	9.96	03/02/2017
	2,219	(13)	13,004	18.59	05/26/2018
						11,981	(10)	213,022
						9,168	(14)	163,007
Joseph E. Turk, Jr.	11,989	(2)		4.10	02/04/2013
	11,726	(6)	4,627	4.54	03/26/2015
	13,986	(2)		5.47	02/13/2014
	23,236	(2)		6.84	01/20/2015
	11,896	(3)		8.55	09/15/2012
	80,000	(5)		14.44	12/07/2014
	9,575	(7)	6,172	2.11	03/04/2016
	19,424	(8)	24,976	9.96	03/02/2017
	2,219	(13)	13,004	18.59	05/26/2018
						6,693	(9)	119,002
						11,981	(10)	213,022
						9,168	(14)	163,007

(1)	Based on $17.78 per share, the last sale price of our common stock on December 30, 2011.

(2)	These stock options were fully exercisable on the date of grant and, upon exercise, were subject to a repurchase right in favor of us. This repurchase right terminated upon the closing of our initial public offering and all such options are currently exercisable.

(3)	This option was granted on September 15, 2005. This option vested as to 20% of the shares on September 15, 2006 and vested in equal monthly installments over the 48 months following September 15, 2006.

(4)	This option was granted on November 27, 2006. This option vested as to 25% of the shares on November 27, 2007 and vested in equal monthly installments over the 36 months following November 27, 2007.

(5)	This option was granted on December 7, 2007. This option vested in equal monthly installments over the 48 months following December 7, 2007.

(6)	This option was granted on March 27, 2008. This option vests in equal monthly installments over the 48 months following March 27, 2008.

(7)	This option was granted on March 5, 2009. This option vests in equal monthly installments over the 36 months following March 5, 2009.

(8)	This option was granted on March 3, 2010. This option vests in equal monthly installments over the 48 months following March 3, 2010.

(9)	This restricted stock grant was made on March 3, 2010 and the figure shown represents the unvested portion of the restricted stock grant made. This grant vests over 3 years in equal installments, with the first tranche having previously vested on March 3, 2011.

(10)	This restricted stock unit was issued on March 8, 2011 and the figure shown represents the unvested portion of the restricted stock unit made. This grant vests in equal installments on March 8, 2011 and on December 31, 2011 and 2012.

(11)	This option was granted on April 25, 2011. This option vests in equal monthly installments over the 48 months following April 25, 2011.

(12)	This restricted stock unit was issued on April 25, 2011 and the figure shown represents the unvested portion of the restricted stock unit made. This grant vests in equal quarterly installments over the two years following April 25, 2011.

(13)	This option was granted on May 27, 2011. This option vests in equal quarterly installments over the 48 months following May 27, 2011.

(14)

This restricted stock unit was issued on March 9, 2012 and the figure shown represents the unvested portion of the restricted stock unit made. This grant vests in equal installments on March 9th of 2012, 2013 and 2014.

The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock during fiscal 2011 for each of the named executive officers.

FISCAL 2011 OPTION EXERCISES AND STOCK VESTED

	Stock Awards		Option Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(3)
Jeffrey H. Burbank	148,187	2,825,550	91,400	1,547,321
Robert S. Brown	51,296	983,176	104,900	1,620,254
Michael Miller, Jr.	2,500	52,950	—
Winifred L. Swan	46,276	872,033	59,218	928,458
Joseph E. Turk, Jr.	49,623	946,136	36,000	626,934

(1)	Represents the vesting of the final tranche of restricted stock awards issued on March 3, 2010 pursuant to the Company’s Performance Share Plan for 2009, and the first and second tranche of restricted stock units issued on March 8, 2011 pursuant to the Company’s Performance Share Plan for 2010. In addition, for Messrs. Burbank, Brown and Turk, these amounts include the vesting of the first tranche of a restricted stock grant made on March 3, 2010. These awards are discussed in further detail under “Compensation Discussion and Analysis” and within the “Grants of Plan-Based Awards for Fiscal Year-End 2011” table.

(2)	Value realized upon vesting is based on the closing sales price of our common stock on the applicable vesting date.

(3)	Measured based on the difference between the exercise price of the option and the fair market value of our common stock on the date of exercise (excluding any gains or losses recognized by the named executive).

Employment Agreements with Named Executive Officers

We have entered into employment agreements with each of our named executive officers, the terms of which are summarized below.

Jeffrey H. Burbank.    For 2011, we paid Mr. Burbank an annual base salary of $396,000. Mr. Burbank’s salary was increased to $428,000 for 2012. His target short-term incentive award is equal to 75% of his base salary pursuant to our Corporate Bonus Plan. If, before a change in control of NxStage, as defined in his employment agreement, we terminate Mr. Burbank’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Burbank will be entitled to receive:

•	severance payments in an amount equal to his then-current base salary, which will be paid over the 12 months following termination of his employment;

•	continued medical coverage during the 12 months following termination of his employment; and

•

continued vesting during the 12 months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, he will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Burbank’s employment, or (ii) we had terminated Mr. Burbank’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Burbank resigns for good reason within 12 months following a change in control, then he will be entitled to:

•

a lump sum severance payment equal to two times his then-current base salary and two times the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 24 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive a gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Robert S. Brown.    For 2011, we paid Mr. Brown an annual base salary of $268,000. Mr. Brown’s salary was increased to $289,000 for 2012. His target short-term incentive award is equal to 40% of his base salary pursuant to our Corporate Bonus Plan. If, before a change in control of NxStage, we terminate Mr. Brown’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Brown will be entitled to receive:

•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•

continued vesting during the six months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, he will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Brown’s employment, or (ii) we have terminated Mr. Brown’s employment at any time three months prior to announcement of the change in control, and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Brown resigns for good reason within 12 months following a change in control, then he will be entitled to:

•	a lump severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continued medical coverage during the 12 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive a gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Michael Miller, Jr.    Mr. Miller joined NxStage as our President of International on April 25, 2011. For 2011, we paid Mr. Miller a base salary equivalent to $275,000 on an annualized basis. Mr. Miller’s base salary was not increased for 2012. His target short-term incentive award is equal to 50% of his base salary pursuant to our Corporate Bonus Plan for 2011. If, before a change in control of NxStage, as defined in his employment agreement, we terminate Mr. Miller’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Miller will be entitled to receive:

•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•

continued vesting during the six months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Miller’s employment, or (ii) we had terminated Mr. Miller’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Miller’s resigns for good reason within 12 months following a change in control, then he will be entitled to:

•

a lump sum severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continued medical coverage during the 12 months following termination of his employment; and

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options.

Winifred L. Swan.    For 2011, we paid Ms. Swan an annual base salary of $268,000. Ms. Swan’s base salary was increased to $285,000 for 2012. Her target short-term incentive award is equal to 35% of her base salary pursuant to our Corporate Bonus Plan. If, before a change in control of NxStage, as defined in her employment agreement, we terminate Ms. Swan’s employment without cause or she resigns for good reason, each as defined in her employment agreement, then Ms. Swan will be entitled to receive:

•	severance payments in an amount equal to 0.5 times her then-current base salary, which will be paid over the six months following termination of her employment;

•	continued medical coverage during the six months following termination of her employment; and

•

continued vesting during the six months following termination of her employment in all stock options and stock awards she holds at the time her employment is terminated as if she continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Ms. Swan’s employment, or (ii) we had terminated Ms. Swan’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Ms. Swan resigns for good reason within 12 months following a change in control, then she will be entitled to:

•

a lump sum severance payment equal to 1.25 times her then-current base salary and 1.25 times the greater of her annual bonus for the fiscal year preceding her termination or her target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 15 months following termination of her employment;

•	full vesting and acceleration of stock options and stock awards she holds at the time her employment is terminated and a period of 90 days to exercise such stock options; and

•	receive a gross-up on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Joseph E. Turk, Jr.    For 2011, we paid Mr. Turk an annual base salary of $285,000. Mr. Turk’s base salary was increased to $302,000 for 2012. His short-term incentive target award is equal to 50% of his base salary pursuant to our Corporate Bonus Plan. If, before a change in control of NxStage, as defined in his employment agreement, we terminate Mr. Turk’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Turk will be entitled to receive:

•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•

continued vesting during the six months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Turk’s employment, or (ii) we had terminated Mr. Turk’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Turk resigns for good reason within 12 months following a change in control, then he will be entitled to:

•

a lump sum severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 12 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive a gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

In addition to the terms set forth above, the executive officers’ employment agreements also provide that each executive officer is entitled to:

•

participate in short-term and long-term incentive programs, which incentive compensation will be subject to the terms of the applicable plans and paid on the basis of the executive officer’s individual performance, as determined by our Board of Directors or Compensation Committee; and

•	receive retirement and welfare benefits that we make available from time to time to our senior level executives.

If an executive officer terminates employment with NxStage voluntarily, other than for good reason, if we terminate an executive officer’s employment as a result of physical or mental disability or for cause, each as defined in the officer’s agreement, or if an executive officer dies, the executive officer will receive compensation and benefits through the last day of employment.

Each of Messrs. Burbank, Brown, Miller, and Turk and Ms. Swan has signed agreements providing for the protection of our confidential information and the transfer of ownership rights to intellectual property developed by such executive officer while he or she was employed by us. If the executive officer fails to comply with the provisions of the proprietary information agreement between NxStage and the executive officer, the payments and benefits described above will cease.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments, benefits and acceleration of vesting applicable to stock options and restricted stock awards pursuant to employment agreements with each of Messrs. Burbank, Brown, Turk and Miller and Ms. Swan. The amounts shown below assume that the termination of each executive is effective as of December 31, 2011. Actual amounts payable to each executive listed below upon his or her termination can only be determined definitively at the time of each executive’s actual departure. The payments and benefits that each officer would receive upon termination are further described above under the heading “Employment Agreements with Named Executive Officers.” In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination. For information relating to compensation earned by each of our named executive officers, see “Executive Compensation – Summary Compensation Table for Fiscal Years-Ended 2011, 2010 and 2009.”

Name	Benefit	Termination Without Cause or Resignation for Good reason ($)	Termination
Without  Cause
Three Months Prior to
Change in Control;
Termination
Without Cause
at Any Time After a
Change in Control;
Resignation for
Good reason
During the 12 Months
Following a Change
in Control
				($)

Jeffrey H. Burbank	Severance Benefits
	Severance Payments	396,000	(3)	1,733,966	(6)
	Healthcare Benefits(1)	13,003	(4)	26,005	(7)
	Market Value of Stock Vesting on Termination(2)	1,365,729	(5)	1,843,086	(8)
	Tax Gross Up	N/A		253,782
	Total	1,774,731		3,886,724
Robert S. Brown	Severance Benefits
	Severance Payments	134,000	(9)	437,998	(12)
	Healthcare Benefits(1)	6,501	(10)	13,003	(13)
	Market Value of Stock Vesting on Termination(2)	557,991	(11)	907,829	(8)
	Tax Gross Up	N/A		77,391
	Total	698,492		1,447,088
Michael Miller, Jr.	Severance Benefits
	Severance Payments	137,500	(9)	412,500	(12)
	Healthcare Benefits(1)	6,501	(10)	13,003	(13)
	Market Value of Stock Vesting on Termination(2)	121,011	(11)	296,357	(8)
	Tax Gross Up	N/A		0
	Total	265,012		721,860
Winifred L. Swan	Severance Benefits
	Severance Payments	134,000	(9)	520,935	(14)
	Healthcare Benefits(1)	5,980	(10)	14,950	(15)
	Market Value of Stock Vesting on Termination(2)	468,736	(11)	729,318	(8)
	Tax Gross Up	N/A		58,236
	Total	608,716		1,334,307
Joseph E. Turk, Jr.	Severance Benefits
	Severance Payments	142,500	(9)	509,309	(12)
	Healthcare Benefits(1)	6,501	(10)	13,003	(13)
	Market Value of Stock Vesting on Termination(2)	527,845	(11)	848,320	(8)
	Tax Gross Up	N/A		70,502
	Total	676,847		1,452,001

(1)	This value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2011 and is valued at the premiums in effect on December 31, 2011.

(2)	Based on the last sale price of our common stock on December 30, 2011, or $17.78 per share.

(3)	Represents aggregate severance payments equal to Mr. Burbank’s base salary at the time of his termination, payable over the 12-month period following his termination.

(4)	Represents amounts payable over 12 months for continuation of coverage under medical and dental plans for Mr. Burbank, his spouse and his dependents.

(5)	Represents continued vesting of Mr. Burbank’s stock options and stock awards as of December 31, 2011 through December 31, 2012.

(6)	Represents a lump sum payment equal to two times Mr. Burbank’s base salary at the time of his termination plus an amount equal to two times the higher of his annual bonus target for fiscal 2011 or bonus amount paid to him during fiscal 2010.

(7)	Represents amounts payable over 24 months for continuation of coverage under medical and dental plans for Mr. Burbank.

(8)	Represents immediate vesting of all unvested stock options and other stock awards held by the executive as of December 31, 2011.

(9)	Represents aggregate severance payments in an amount equal to 0.5 times the executive’s then current base salary at the time of his or her termination, payable over the following six months.

(10)	Represents amounts payable over six months for continuation of coverage under medical and dental plans for the executive.

(11)	Represents continued vesting of the executive’s stock options and stock awards for six months following termination.

(12)	Represents a lump sum payment equal to the executive’s then current base salary at the time of his or her termination plus an amount equal to the higher of the annual bonus target for fiscal 2011 or bonus amount paid to the executive during fiscal 2010.

(13)	Represents amounts payable over 12 months for continuation of coverage under medical and dental plans for the executive.

(14)	Represents a lump sum payment equal to 1.25 times Ms. Swan’s then current base salary at the time of her termination plus an amount equal to 1.25 times the higher of the annual bonus target for fiscal 2011 or bonus amount paid to Ms. Swan during fiscal 2010.

(15)	Represents amounts payable over 15 months for continuation of coverage under medical and dental plans for Ms. Swan.

Securities Authorized for Issuance Under Our Equity Compensation Plan

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2011.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options & Awards		Weighted- average Exercise Price of Outstanding Options & Awards	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by securities holders	5,881,269	(1)	$8.36	3,500,000	(2)

(1)	Consists of 5,290,509 stock options and 590,760 unvested restricted stock.

(2)	Consists of 3,200,000 shares of common stock available for future issuance under our 2005 Stock Incentive Plan and 300,000 shares available for future issuance under our 2005 Employee Stock Purchase Plan.

Director Compensation

Under our non-employee director compensation policy, for fiscal 2011, our non-employee directors received:

•	a $15,000 annual retainer for their service as directors, paid quarterly;

•

$2,500 for each Board meeting attended by the director in person, $1,000 for each Board meeting attended by telephone and $1,000 for each committee meeting attended where the committee meeting is scheduled on a date other than a Board meeting;

•	if he or she is a member of the Audit Committee, an additional annual retainer of $6,000 (or $10,000 for the Audit Committee Chair), paid quarterly in advance;

•	if he or she is a member of any committee other than the Audit Committee, an additional annual retainer of $4,000 for each other committee, paid quarterly in advance;

•	expense reimbursement for attending Board of Directors and committee meetings; and

•

on the date of our annual meeting of stockholders, a fully vested stock option to purchase 14,000 shares of our common stock with an exercise price equal to the then fair market value of our common stock, as determined by the closing price of our common stock on the date of the annual meeting. For a director elected or otherwise appointed to the Board of Directors on a date other than the date of an annual meeting of stockholders, such director received a fully vested stock option to purchase 14,000 shares of our common stock pro-rated for the annual period that remains between the date he or she is first elected to the Board and the date of the next annual meeting of stockholders. The terms of the director compensation policy, as set forth above, were unchanged from the policy last amended in March 2006.

Our non-employee director compensation policy provided that directors may elect to receive shares of our common stock in lieu of the cash compensation described above. A director must have made his election to receive equity in lieu of cash compensation on the date of the annual meeting of stockholders. If a non-employee director elects to receive equity in lieu of cash, we issue the director shares of our common stock on the last business day of each calendar quarter in an amount equal to the quotient of the total cash consideration due as of the last business day of each calendar quarter and the closing price of our common stock on the last trading day of that quarter. Presently, each of Dr. Chambon and Messrs. Giannini, Lewis and Utterberg has elected to receive shares of common stock in lieu of cash compensation for their service on our Board of Directors. All shares of our common stock issued to our directors in lieu of cash are issued under our 2005 Stock Incentive Plan.

In early 2012, consistent with our Corporate Governance Guidelines, our Compensation Committee engaged in a review of our non-employee director compensation policy, which had been unchanged since 2006. In reviewing compensation for non-employee directors, the Compensation Committee and Board considered the Company’s overall approach to executive compensation, including that it is appropriate for director compensation to be at customary levels, that as part of our efforts to attract exceptional talent to the Board it is appropriate to compensate directors at least competitively relative to comparable companies, that directors should be incentivized to focus on long-term stockholder value and that including equity as part of director compensation helps align the interest of directors with those of our stockholders.

As a result of the Compensation Committee’s review, in April 2012, the Compensation Committee recommended and the Board determined it was appropriate to update and revise the non-employee director compensation policy. The Board determined that it was appropriate to deliver compensation with an overall value that is competitive to comparable companies and supported by peer data, as well as continuing to use a split of cash and equity, with the equity portion approximating 70% of the total expected value. The Board also concluded that it was appropriate to revise the way that both the cash portion and equity portion of the compensation were calculated and delivered. With respect to the cash portion, the Board determined it was appropriate to follow the emerging market practice of providing annual retainers for various board roles, instead of providing per meeting fees for standing committees. The Board also determined that it was appropriate to move away from its practice of providing a fixed number of options, which led to the value of equity awards fluctuating from year to year, and instead to deliver options that have a grant date fair value on the date of grant equivalent to a specified dollar amount.

Under the new non-employee director compensation policy, each member of the Board will receive an annual retainer of $40,000 and an annual award of options with a grant date fair value of $126,000. Non-employee directors will also be entitled to receive the following additional annual retainers, provided that committee chairs will only receive the retainers for service as committee chairs and will not also receive the retainers payable to members serving on those committees:

Additional Annual Retainers for Board Service
Board Chair	Audit Committee Chair	Compensation Committee Chair	Nominating and Corporate Governance Committee Chair	Audit Committee Member	Compensation Committee Member	Nominating and Corporate Governance Committee Member
$35,000(1)	$20,000	$10,000	$7,000	$10,000	$5,000	$5,000

(1)	For 2012, Dr. Chambon has continued to waive any additional compensation for his service as Board Chair.

To the extent that the Board creates ad-hoc committees in addition to the standing committees identified above, directors will also be entitled to receive $500 per each meeting of those committees.

Under the new non-employee director compensation policy, directors may continue to elect to receive shares of our common stock in lieu of the cash retainers described above.

We do not compensate directors who are also employees for their services as directors.

The following table sets forth information concerning the compensation of our directors who are not also named executive officers for the fiscal year ended December 31, 2011.

DIRECTOR COMPENSATION

	Fees Earned
	or Paid in		Option
	Cash		Awards		Total
	($)(1)		($)(3)(4)		($)
Phillippe O. Chambon	50,000	(2)	146,829		196,829
Daniel A. Giannini	50,000	(2)	146,829		196,829
Reid S. Perper	43,500	(2)	146,829		190,329
David S. Utterberg	31,500	(2)	146,829		178,329
Craig W. Moore	50,000	(2)	146,829		196,829
Jonathan Silverstein	8,250		—		8,250
Nancy Ham	35,731		212,569	(5)	248,300
Barry M. Straube	15,500		148,378	(5)	163,878
Earl R. Lewis	41,500	(2)	146,829		188,329

(1)	The fees earned by our non-employee directors in fiscal 2011 consist of the following: (i) an annual retainer; (ii) $2,500 for each Board meeting attended by the director in person, $1,000 for each Board meeting attended by telephone and $1,000 for each committee meeting attended where the committee meeting is scheduled on a date other than a Board meeting date: and (iii) an annual fee for chairing and being a member of each of the audit, compensation and nominating and corporate governance committees. See footnote 2 below for shares of common stock issued in lieu of this cash compensation to certain of our directors.

(2)	The shares in the table below were issued pursuant to our non-employee director compensation policy, as amended in March 2006, in connection with the election by Dr. Chambon, and Messrs. Giannini, Lewis, Perper, Moore and Utterberg to receive shares of our common stock in lieu of cash compensation during fiscal 2011. Accordingly, we issued shares of our common stock to each of these directors as follows:

		Consideration	Price of		Total Shares of
		Due as of	Common Stock		Common Stock
		Last Business	on Last Trading		Issued in Lieu of
		Day of Quarter	Day of Quarter	Equity	Cash Consideration
Name	Quarter Ending	($)	($)	Issuance Date	#

Phillippe O. Chambon	3/31/2011	10,250	21.98	3/31/2011	466
	6/30/2011	15,750	20.82	6/30/2011	756
	9/30/2011	10,250	20.86	9/30/2011	491
	12/31/2011	13,750	17.78	12/31/2011	773
Daniel A. Giannini	3/31/2011	11,750	21.98	3/31/2011	534
	6/30/2011	16,250	20.82	6/30/2011	780
	9/30/2011	11,750	20.86	9/30/2011	563
	12/31/2011	10,250	17.78	12/31/2011	576
Reid S. Perper	3/31/2011	8,750	21.98	3/31/2011	398
	6/30/2011	8,167	20.82	6/30/2011	392
Craig W. Moore	3/31/2011	10,750	21.98	3/31/2011	489
	6/30/2011	10,167	20.82	6/30/2011	488
Earl Lewis	6/30/2011	4,250	20.82	6/30/2011	204
	9/30/2011	9,250	20.86	9/30/2011	443
	12/31/2011	11,250	17.78	12/31/2011	632
David Utterberg	6/30/2011	3,250	20.82	6/30/2011	156
	9/30/2011	7,250	20.86	9/30/2011	347
	12/31/2011	8,250	17.78	12/31/2011	464

(3)

The amounts in this column reflect grant date fair value for the fiscal year ended December 31, 2011, in accordance with ASC 718 of stock options granted under our equity plans and may include amounts from stock options granted in and prior to 2011. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2012.

(4)	On May 26, 2011, the day of our 2011 annual meeting of stockholders, we granted each of our non-employee directors, including Dr. Chambon, and Messrs Giannini, Ham, Lewis, Perper, Moore, and Utterberg, an option to purchase 14,000 shares of our common stock, each with an exercise price equal to $18.55 per share, the closing price of our common stock on the date of the 2011 annual meeting. All such options were immediately exercisable on the date of grant.

(5)	Both Ms. Ham and Dr. Straube were granted options to purchase shares of our common stock upon joining our Board of Directors. Ms. Ham was granted 5,026 options and Dr. Straube was granted 12,544 options, each with an exercise price equal to $24.38 and $21.06 per share the closing price of our common stock on the date they joined the Board, January 20, 2011 and July 8, 2011, respectively.

The following table shows the aggregate number of shares of common stock subject to outstanding stock options for each director not listed as a named executive officer as of December 31, 2011.

Name(1)	Shares Subject to Stock Options
Philippe O. Chambon	70,000
Daniel A. Giannini	70,000
Nancy J. Ham	19,026
Reid S. Perper	70,000
Barry M. Straube	12,554
David S. Utterberg	70,000
Craig W. Moore	70,000
Earl Lewis	28,000

(1)	On January 20, 2011, Jonathan T. Silverstein resigned from our Board due to other business and personal commitments. In addition, on January 20, 2011 and July 8, 2011 our Board of Directors appointed Nancy J. Ham and Barry M. Straube, respectively, to our Board.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Lewis and Moore and Dr. Chambon. No member of the Compensation Committee was at any time during fiscal 2011, or formerly, an officer or employee of ours or any subsidiary of ours. During 2011, 2010 and 2009, Mr. Lewis was President and CEO of Flir Systems, Inc. No member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of NxStage has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of NxStage or member of our Compensation Committee.

PROPOSAL 2 — ADVISORY VOTE ON APPROVAL OF OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

Our Board of Directors recommends a vote “FOR” this proposal.

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are seeking stockholder input on our named executive officer compensation as disclosed in this proxy statement. As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board believes this link between compensation and the achievement of our short- and long-term business goals has helped drive NxStage’s performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

For these reasons, the Board is asking stockholders to support this proposal.

While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year.

Our Audit Committee has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as our independent registered public accounting firm since 2002. Although stockholder approval of the selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that except as otherwise set forth in the following sentence, during 2011 our officers, directors and beneficial holders of more than 10% of our common stock complied with all Section 16(a) filing requirements. Ms. Swan failed to timely file one Form 4 reporting one transaction.

Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you call or write us at the following address: 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843, Attention: Investor Relations, or 978-687-4700. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

Stockholder Proposals for the 2013 Annual Meeting

Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders must be received by us at our principal office in Lawrence, Massachusetts not later than December 25, 2012 for inclusion in the proxy statement for that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement in accordance with Rule 14a-8. The required notice must be in writing and received by our Corporate Secretary, Winifred L. Swan, at our principal offices not later than 90 days nor more than 120 days prior to the first anniversary of our 2012 Annual Meeting of Stockholders. However, if the 2013 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2012 Annual Meeting of Stockholders, notice must be received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to the Board of Directors, to be properly presented at the 2013 Annual Meeting of Stockholders.

By Order of the Board of Directors,

WINIFRED L. SWAN

Secretary

April 24, 2012

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

NxSTAGE

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 23, 2012.

Annual Meeting Proxy Card

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1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Jeffrey H. Burbank	☐	☐	02 - Philippe O. Chambon	☐	☐	03 - Daniel A. Giannini	☐	☐
04 - Nancy J. Ham	☐	☐	05 - Earl R. Lewis	☐	☐	06 - Craig W. Moore	☐	☐
07 - Reid S. Perper	☐	☐	08 - Barry M. Straube	☐	☐	09 - David S. Utterberg	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Electronic Voting Instructions Available You can vote 24 hours by Internet a day, or 7 days telephone! a week! Instead methods of outlined mailing below your proxy, to vote you your may proxy choose . one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies 11:59 p.m submitted ., Eastern by Time, the on Internet May 23, or telephone 2012. must be received by Vote by Internet • Log on to the Internet and go to www.investorvote.com/NXTM • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. 1. Election of Directors: For Withhold For Withhold For Withhold 01—Jeffrey H. Burbank 04—Nancy J. Ham 07—Reid S. Perper 02—Philippe O. Chambon 05—Earl R. Lewis 08—Barry M. Straube 03—Daniel A. Giannini 06—Craig W. Moore 09—David S. Utterberg For Against Abstain For Against Abstain 2. Advisory officers’ compensation vote to approve . our named executive 3. To as our ratify independent the appointment registered of Ernst public & Young accounting LLP firm for the 2012 fiscal year. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears hereon. The signer hereby revokes all previous proxies given by the signer to vote at the Annual Meeting or any adjournments or postponements thereof. Joint owners should each sign personally. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a corporation or partnership, the signature should be that of an authorized officer who should state his or her title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

ELECTION TO OBTAIN PROXY MATERIALS ELECTRONICALLY INSTEAD OF BY MAIL NxStage Medical, Inc. stockholders may elect to receive all NxStage’s future annual reports and proxy statements through the Internet instead of receiving copies through the mail. To take advantage of this option, stockholders must subscribe to one of the various commercial services that offer access to the Internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the stockholder. To elect this electronic delivery option, while voting via the Internet, simply enter your email address in the space provided. If you consent to receive NxStage’s future proxy materials electronically, your consent will remain in effect unless you revoke your consent by logging into Investor Centre at www.computershare.com. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: YOU MAY ACCESS THE NxSTAGE MEDICAL, INC. ANNUAL REPORT AND PROXY STATEMENT AT: http://ir.nxstage.com/annual-proxy.cfm IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — NxStage Medical, Inc. ANNUAL MEETING OF STOCKHOLDERS 10:00 A.M. THURSDAY, MAY 24, 2012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Robert S. Brown and Winifred L. Swan, or each of them, with full power of substitution, as proxies for those signing on the reverse side to attend the 2012 Annual Meeting of Stockholders of NxStage Medical, Inc. to be held on Thursday, May 24, 2012 at 10:00 a.m., Eastern Time, at the Lanam Club, 260 North Main Street, Andover, Massachusetts 01810, and at any adjournments or postponements thereof, and to vote all shares of common stock held of record that those signing on the reverse side could vote, with all the powers those signing on the reverse side would possess if personally present at such meeting, as indicated upon all matters referred to on the reverse side and described in the proxy statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS NUMBER 2 AND 3. UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE. PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. If you vote by telephone or the Internet, please DO NOT mail back this proxy card.